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                                                                   EXHIBIT 10.27
Date:       May 13, 1998
To:         Andy Najda
From:       Archie K. Miller
Subject:    Resignation



Please accept this letter as official notice of my resignation as Sr. Vice President, Worldwide Sales at NUMBER NINE VISUAL TECHNOLOGY effective May 26, 1998.

A partnership with Silicon Graphics, new financing and working silicon for Number Nine's fourth generation of proprietary technology position the company for its next phase of growth. It also provides an appropriate point for me to pass the baton to my talented team. I have enjoyed my tenure at Number Nine and it is time for me to leave to pursue other personal and professional interests.

Thank you for the opportunity to serve in your command and I wish Number Nine Godspeed and great success in its future endeavors.